Exhibit 99.1

Contact:	Gary Thompson – Media Caesars Entertainment Corporation (702) 407-6529	Jennifer Chen – Investors Caesars Entertainment Corporation (702) 407-6407

Caesars Entertainment Announces Tender Offers for

Caesars Entertainment Operating Company, Inc.’s Debt Securities

LAS VEGAS – May 6, 2014 – Caesars Entertainment Corporation (“Caesars”) (NASDAQ: CZR) announced today that its wholly-owned subsidiary, Caesars Entertainment Operating Company, Inc. (the “Issuer” or “CEOC”), has launched cash tender offers to purchase any and all of the outstanding $791,767,000 aggregate principal amount of its 5.625% Senior Notes due 2015 (the “5.625% Notes”) and any and all of the outstanding $214,800,000 aggregate principal amount of its 10.00% Second-Priority Senior Secured Notes due 2015 (the “10.00% Notes” and, together with the 5.625% Notes, the “Notes”).

The Notes and other information related to the tender offers are set forth in the table below.

CUSIP NOs.	PRINCIPAL AMOUNT OUTSTANDING (1)	SECURITY TO BE PURCHASED	TENDER OFFER CONSIDERATION (2)	EARLY TENDER PAYMENT (3)	TOTAL CONSIDERATION (2, 3, 4)
413627AU4 413627AT7 413627BN9 U24658AF0 U24658AH6	$791,767,000	5.625% Senior Notes due 2015	$1,018.75	$30.00	$1,048.75
413627BA7 413627BB5 U24658AL7	$214,800,000	10.00% Second-Priority Senior Secured Notes due 2015	$992.50	$30.00	$1,022.50

1	As of the date hereof. A subsidiary of Caesars Growth Partners, LLC, an affiliate of the Issuer, holds $427,319,000 aggregate principal amount of the 5.625% Notes as of the date hereof.
2	For each $1,000 principal amount of Notes, excluding accrued but unpaid interest thereon, which will be paid in addition to the Tender Offer Consideration or the Total Consideration, as applicable.
3	For each $1,000 principal amount of Notes tendered prior to the Early Tender Time.
4	Includes the Tender Offer Consideration and the Early Tender Payment.

Each holder who validly tenders (and does not validly withdraw) its Notes prior to 5:00 p.m., New York City time, on May 19, 2014, unless such time is extended by the Issuer (such time and date with respect to each tender offer, as the same may be extended, the “Early Tender Time”), will receive, if such Notes are accepted for purchase pursuant to the applicable tender offer, the total consideration for such Notes listed in the table above under “Total Consideration,” which includes the tender offer consideration for such Notes and the early tender payment for such Notes. In addition, accrued interest up to, but not including, the payment date of the Notes will be paid in cash on all validly tendered and accepted Notes.

Each of the tender offers is scheduled to expire at midnight, New York City time, at the end of June 3, 2014, unless any of them is extended or earlier terminated by the Issuer (such time and date with respect to each tender offer, as the same may be extended, the “Expiration Time”). Each Holder who validly tenders (and does not validly withdraw) its Notes after the Early Tender Time but on or prior to the Expiration Time will receive, if such Notes are accepted for purchase pursuant to the applicable tender offer, the tender offer consideration for such Notes listed in the table above under “Tender Offer Consideration,” plus any accrued and unpaid interest on such Notes up to, but not including, the payment date.

Tendered Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on May 19, 2014, but not thereafter, except to the extent that the Issuer is required by law to provide additional withdrawal rights (such time and date with respect to each tender offer, as the same may be extended, the “Withdrawal Deadline”). Holders who validly tender their Notes after the Early Tender Time will receive only the tender offer consideration for such Notes and will not be entitled to receive an early tender payment for such Notes if such Notes are accepted for purchase pursuant to the applicable tender offer. Subject to the terms and conditions described below, payment of the total consideration or tender offer consideration, as applicable, will occur promptly after the Expiration Time for the applicable tender offer. The Issuer expects that such payment of the total consideration or the tender offer consideration, as applicable, will be made on or about June 4, 2014, unless the Expiration Time is extended by the Issuer in its sole discretion.

The tender offers are subject to conditions including the Financing Condition described below. If any of the conditions are not satisfied, the Issuer may terminate the tender offers and return tendered Notes. The Issuer has the right to waive any of the above-mentioned conditions with respect to the tender offers for the Notes and to consummate the tender offers. In addition, the Issuer has the right, in its sole discretion, to terminate any of the tender offers at any time, subject to applicable law.

Concurrently with the commencement of the tender offers, the Issuer is seeking to raise $1,750 million in aggregate principal amount of new incremental term loans under its Second Amended and Restated Credit Agreement dated as of March 1, 2012 (the “Incremental Loans”). The Issuer intends to use the net cash proceeds of the Incremental Loans to refinance or retire existing debt, including the Notes, and to provide additional liquidity. A portion of the net cash proceeds of the Incremental Loans will be used to purchase the Notes validly tendered and not validly withdrawn pursuant to the tender offers and accepted for payment on the Payment Date. The tender offers are conditioned, among other conditions, upon the Issuer receiving, on or prior to the Expiration Time, a sufficient amount of net cash proceeds from the issuance of the Incremental Loans to refinance all of its existing indebtedness that matures in 2015, including, without limitation, the Notes (the “Financing Condition”). The Issuer will not be required to accept for purchase any Notes validly tendered and not validly withdrawn or pay the total consideration or the tender offer consideration, as applicable, if it does not satisfy the Financing Condition.

This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell any securities. The complete terms and conditions of the tender offers are set forth in an Offer to Purchase dated May 6, 2014 and the related Letter of Transmittal (collectively, the “Offer Documents”) that are being sent to holders of the Notes. The tender offers are being made only through, and subject to the terms and conditions set forth in, the Offer Documents and related materials.

In connection with the tender offers, on May 5, 2014, the Issuer entered into note purchase agreements with a significant third-party holder and a subsidiary of Caesars Growth Partners, LLC (collectively, the “Selling Holders”) to purchase (the “Note Purchases”) from the Selling Holders approximately $746.4 million in aggregate principal amount (representing approximately 94.3%) of the 5.625% Notes for a purchase price of $1,048.75 per $1,000 principal amount and approximately $108.7 million in aggregate principal amount (representing approximately 50.6%) of the 10.00% Notes for a purchase price of $1,022.50 per $1,000 principal amount, in each case, plus accrued and unpaid interest to, but not including, the closing date. The closing of the Note Purchases is also subject to, among other things, the satisfaction of the Financing Condition. In addition, in respect of the purchase of Notes held by a subsidiary of Caesars Growth Partners, LLC, Caesars Growth Partners, LLC has agreed to reinvest all of the proceeds received from such purchase in the Incremental Loans.

Citigroup Global Markets Inc. will act as Dealer Manager for the tender offers for the Notes. Questions regarding the tender offers may be directed to Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect).

Global Bondholder Services Corporation will act as the Information Agent for the tender offers. Requests for the Offer Documents may be directed to Global Bondholder Services Corporation at (212) 430-3774 (for brokers and banks) or (866) 470-4500 (for all others).

Neither Caesars, the Issuer nor any other person makes any recommendation as to whether holders of Notes should tender their Notes, and no one has been authorized to make such a recommendation. Holders of Notes must make their own decisions as to whether to tender their Notes, and if they decide to do so, the principal amount of the Notes to tender. Holders of the Notes should read carefully the Offer Documents and related materials before any decision is made with respect to the tender offers.

About Caesars

Caesars is the world’s most geographically diversified casino-entertainment company. Since its beginning in Reno, Nevada, more than 75 years ago, Caesars has grown through development of new resorts, expansions and acquisitions, and now operates casinos on four continents. The company’s resorts operate primarily under the Caesars®, Harrah’s® and Horseshoe® brand names. Caesars is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. Caesars is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment.

Forward-Looking Statements

This release contains or may contain “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Caesars has based these forward-looking statements on its current expectations about future events. Further, statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” “present,” “preserve,” or “pursue,” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this release. These forward-looking statements, including, without limitation, those relating to future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings, and future financial results, wherever they occur in this release, are necessarily estimates reflecting the best judgment of Caesars’ management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.

Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

•	access to available and reasonable financing on a timely basis, including the new Incremental Term Loan (and related repayment of 2015 maturities) and amendment to CEOC’s credit agreement and related Caesars guarantee of CEOC’s credit agreement, which may not be consummated on the terms contemplated or at all;

•	the assertion and outcome of litigation or other claims that may be brought against Caesars by creditors of CEOC, some of whom have notified Caesars of their objection to various transactions undertaken by Caesars and its subsidiaries in 2013 and 2014;

•	the impact of Caesars’ substantial indebtedness and the restrictions in Caesars’ debt agreements;

•	the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming industry in particular;

•	the ability to realize the expense reductions from cost savings programs, including the program to increase Caesars’ working capital and excess cash by $500 million;

•	the previously disclosed sale of Harrah’s New Orleans to Caesars Growth Partners, LLC (“Caesars Growth Partners”) may not be consummated on the terms contemplated or at all;

•	the ability of Caesars’ customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same-store or hotel sales;

•	changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions, disciplines and fines of courts, regulators and governmental bodies;

•	the ability to recoup costs of capital investments through higher revenues;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	the effects of competition, including locations of competitors, competition for new licenses and operating and market competition;

•	the ability to timely and cost-effectively integrate companies that Caesars acquires into its operations;

•	the potential difficulties in employee retention and recruitment as a result of Caesars’ substantial indebtedness, the ongoing downturn in the U.S. regional gaming industry, or any other factor;

•	construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;

•	severe weather conditions or natural disasters, including losses therefrom, including losses in revenues and damage to property, and the impact of severe weather conditions on Caesars’ ability to attract customers to certain of its facilities, such as the amount of losses and disruption to us as a result of Hurricane Sandy in late October 2012;

•	litigation outcomes and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions and fines and taxation;

•	acts of war or terrorist incidents or uprisings, including losses therefrom, including losses in revenues and damage to property;

•	the effects of environmental and structural building conditions relating to Caesars’ properties;

•	access to insurance on reasonable terms for Caesars’ assets; and

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans.

These forward-looking statements should, therefore, be considered in light of various important factors set forth above and from time to time in Caesars’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Caesars undertakes no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, except as required by law.

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